EXHIBIT (h.6)

AMENDMENT TO

TRANSFER AGENCY AGREEMENT

FUND ACCOUNTING AGREEMENT

AND

BLUE SKY SERVICES AGREEMENT

This Amendment, dated as of September 1, 2005 (the “Amendment”), amends the Fund Accounting Agreement dated as of June 30, 2000 (as amended to date, the “Fund Accounting Agreement”), the Transfer Agency Agreement dated as of October 22, 2001 (as amended to date, the “TA Agreement”), and the Blue Sky Services Agreement dated as of October 22, 2001 (as amended to date, the “Blue Sky Agreement,” and together with the Fund Accounting Agreement and the TA Agreement, the “Agreements”), each between Heartland Group, Inc., a Maryland corporation (the “Company”), and BISYS Fund Services Ohio, Inc., an Ohio corporation (“BISYS”).

WHEREAS, Pursuant to the Agreements, BISYS performs certain services for the Funds;

WHEREAS, the parties wish to extend the term of the Agreements;

WHEREAS, the parties wish to add to the TA Agreement certain compliance services to be provided by BISYS;

WHEREAS, the parties wish to amend certain of the fees payable to BISYS pursuant to the Agreements;

WHEREAS, the parties wish to make certain other changes to the Agreements, as set forth below.

NOW THEREFORE, BISYS and the Company, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1. Extension of Terms.

The Initial Term of the TA Agreement, the Initial Term of the Blue Sky Agreement, and the current Rollover Period of the Fund Accounting Agreement are each hereby extended through August 30, 2007.

2. Compliance Services.

The following terms governing BISYS’ provision of compliance services are hereby added to the TA Agreement:

(a)	Services.

(i) The parties mutually agree to coordinate and cooperate in connection with the creation and implementation of written compliance polices and procedures (collectively, the “Fund Compliance Program”) which, in the aggregate, shall be deemed by the Directors to be reasonably designed to prevent the Company from violating the provisions of Applicable Securities Laws, as required under Rule 38a-1 under the 1940 Act.

(ii) BISYS will provide the following services in relation to the Fund Compliance Program as part of BISYS’ Service Provider Compliance Program: (A) provide support services to the Chief Compliance Officer of the Company, including support for conducting an annual review of the Fund Compliance Program; (B) assist in developing standards for reports to the Directors by BISYS; (C) assist in preparing or providing documentation for the Directors to make findings and conduct reviews pertaining to the Fund Compliance Program and compliance programs and related policies and procedures of BISYS; and (D) provide to the Chief Compliance Officer of the Company reasonable access, during BISYS’ normal business hours, to BISYS’ books and records, its premises and appropriate personnel that relate to services that BISYS provides to the Company pursuant to the Agreements.

(iii) Notwithstanding anything in this Amendment to the contrary, all obligations of BISYS in this Amendment shall automatically terminate upon any termination of the TA Agreement.

(b)	Expenses. The Company agrees to reimburse BISYS for all of its actual out-of-pocket expenses reasonably incurred in providing compliance services under this Amendment, including but not limited to the costs incurred by BISYS in connection with the Fund Compliance Program, including those incurred in providing reports to the Chief Compliance Officer under the Fund Compliance Program and costs in providing reports to, and attending meetings of, the Directors; provided, however, that BISYS will not bill the Company for any such out-of-pocket expenses related to the Fund Compliance Program in excess of $5,000 per year without the Company’s prior consent.

(c)	Information to be Furnished by the Company.

(i) The Company has furnished or shall promptly furnish to BISYS copies of the Fund Compliance Program or the various policies and procedures of the Company that have been adopted through the date hereof which pertain to compliance matters that are required to be performed by BISYS as part of the Fund Compliance Program, as amended and current as of the date of this Amendment.

(ii) The Company shall furnish BISYS written copies of any amendments to, or changes in, the items referred to in Section (c)(i) above, promptly after such amendments or changes become effective. In addition, the Company agrees that no amendments will be made to the Fund Compliance Program which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS’ written approval of such amendments or changes, which approval shall not be withheld unreasonably.

(iii) BISYS may rely on all documents furnished to it by the Company and its agents in connection with the services to be provided under this Amendment, including any amendments to or changes in any of the items to be provided by the Company pursuant to Section (c)(i) above, and shall be entitled to indemnification in accordance with the TA Agreement with regard to such reliance.

3. Revised Fees and Out-of-Pocket Expenses. Certain of the fees and out-of-pocket expenses payable pursuant to the TA Agreement and the Fund Accounting Agreement are amended as set forth on Schedule 1 to this Amendment. Additional fees payable under the Fund Accounting Agreement are added as set forth on Schedule 1 to this Amendment.

4. Form N-Q Services. Pursuant to the Fund Accounting Agreement, BISYS will file on behalf of the Funds holdings reports on From N-Q as required at the end of the first and third fiscal quarters of each year. In consideration of such services BISYS will receive the fees set forth on Schedule 1 to this Amendment.

5. Sub-Certifications. To assist the Company in connection with its obligations under the Sarbanes-Oxley Act of 2002, Rule 30a-2 under the 1940 Act, and related rules and regulations (collectively, “Sarbanes-Oxley”), BISYS will establish and maintain internal controls and procedures reasonably designed to ensure that information recorded, processed, summarized and/or reported by BISYS on behalf of the Company and included in regulatory filings required to be certified pursuant to Sarbanes-Oxley is (1) recorded, processed, summarized, and reported by BISYS within the time periods specified in Commission rules and forms, and (2) communicated to the relevant officers of the Company who are required to certify to any such regulatory filings (“Certifying Officers”) under Sarbanes-Oxley within a timeframe mutually agreed upon by the parties.

Upon the request of a Certifying Officer, BISYS will (1) provide a sub-certification with respect to BISYS’ services provided during the relevant fiscal period or (2) inform the Certifying Officer of any reason why the required certification by the Certifying Officer would be inaccurate. In rendering any such sub-certification, BISYS may limit its representations to information prepared, processed and reported by BISYS on behalf of the Company.

6. Service Standards. BISYS agrees to perform the services set forth in the Agreements in accordance with the service standards set forth in Schedule 2 to this Amendment.

7. Miscellaneous.

(a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreements.

(b) This Amendment supersedes all prior negotiations, understandings and agreements with respect to the subject matter covered in this Amendment, whether written or oral.

(c) Except as expressly set forth in this Amendment, the Agreements remain unchanged and in full force and effect.

(d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*     *     *

IN WITNESS WHEREOF, a duly authorized officer of each party has signed this Amendment as of the date set forth above.

BISYS Fund Services Ohio, Inc.

By:	/s/ Fred Naddatt
Name:	Fred Naddatt
Title:	President

Heartland Group, Inc.

By:	/s/ Paul T. Beste
Name:	Paul T. Beste
Title:	Vice President and Secretary

SCHEDULE 1

1.	Fund Accounting Agreement

(a) Asset-Based Fees. The Annual Asset-Based Fees set forth in the Fund Accounting Agreement are deleted and replaced with the following:

0.025% of the Company’s average daily net assets up to $3 billion; and 0.015% of the Company’s average daily net assets in excess of $3 billion.

(b) Form N-Q Fees. In consideration of BISYS’ provision of Form N-Q services, the Funds will pay BISYS a fee of $2,000 per filing per Fund.

(c) Out-of-Pocket Expenses. The following expenses payable by the Funds are allocated as follows:

An allocated monthly charge per month per Fund will cover: Fund Accounting SAS 70 report; electronic transmissions such as FundStation and FundSmith; tax databases that assist in identifying PFIC’s and QM; telecommunications equipment and outbound phone costs; custom Spectra reports; Moody’s rating access; NASDAQ/MFQS; Charles River File; and fx rate File.

BISYS will review such allocations twice per year and upon the occurrence of a material event that is reasonably likely to affect such allocations. Based upon such reviews, BISYS will make any appropriate adjustments to such allocations; provided, however, that such allocated monthly charge will not exceed $2,250 per Fund per year unless mutually agreed by the parties. All other out-of-pocket expenses payable by the Funds are unaffected by such allocations and will continue to be paid by the Funds in accordance with the Agreement.

The addition of any out-of-pocket expenses that are not charged to the Funds as of September 1, 2005 will be subject to approval by the Company.

2.	TA Agreement

(a) Per-Account Fees. The Annual Per-Account Fees set forth in the TA Agreement are deleted and replaced with the following:

Non-networked accounts:

$22.50 for non-networked accounts* 1 through 70,000 ;

plus $20.00 for non-networked accounts* 70,001 and above

$16.00 for networked accounts**

$5.00 for closed accounts***

Plus

Annual per IRA account fees $15.000****

*	A non-networked account is an account with no network level or a network level other than level 1 or level 3.

**	A networked account is an account that is network level 1 or network level 3.

***	Closed account fee applies to all accounts whether networked or non-networked.

***	IRA account fees are calculated based on social security or tax identification number (e.g., the annual fee with respect to three accounts under one social security number would total $15, not $45).

(b) System Development Fees. Section 3(B)(b) of the TA Agreement is amended by replacing the fee of “$150 per hour” set forth therein with the following fee:

“$150 per hour, subject to increase based on increases in fees charged by third parties that provide system development services to BISYS and its clients.”

All fees payable pursuant to the Agreements that are not expressly referenced on this Schedule 1 remain unchanged, including without limitation blue sky fees, annual minimum complex fees, additional class fees, fee waiver, and annual per IRA account fees.

SCHEDULE 2

Pursuant to Section 5 of this Amendment, BISYS agrees to perform the services described in the Agreements and this Amendment in accordance with the service standards set forth in this Schedule 2. The parties agree that such service standards may be revised, from time to time, by mutual agreement. These service standards replace the service standards set forth in the Agreements.

In the event that BISYS fails to meet a service standard in any particular month, BISYS agrees to take appropriate corrective measures during the following month in order to be in compliance with such standard at the end of such following month. In the event that BISYS fails to meet the same service standard in three months (the third of such three months being referred to as the “Trigger Month”) in any six month period, the fees payable to BISYS for the month following the Trigger Month shall be reduced as set forth in the table below. Measurement and reporting of the service standards will occur at the BISYS service team level, which will include clients other than the Company.

Item	Standard	Fee Reduction

Delivery of Financial Services Batch Files (5 files: Fund, Price, Position, Security and Tax Lot)	100% of files posted to the BISYS FTP site 5:45 p.m. Central Standard Time each business day	$500 if any one or more of the files is not posted by the deadline.

Financial Transactions (purchases, liquidations and exchanges)	98% accuracy	1% of monthly Transfer Agency Service Fees

Account Maintenance	98% accuracy	1% of monthly Transfer Agency Service Fees

New Account Set-Up	95% accuracy	1% of monthly Transfer Agency Service Fees

Account Statements	100% mailed within 5 business days	1% of monthly Transfer Agency Service Fees

Daily Confirms	100% mailed within 3 business days	1% of monthly Transfer Agency Service Fees

Correspondence/Non-Financial Maintenance Items	100% mailed within 5 business days	1% of monthly Transfer Agency Service Fees

Transfer Agency Telephone Calls

• Abandonment Rate	2% or less	1% of monthly Transfer Agency Service Fees

• Service Level	85% of calls answered in 20 seconds or less	1% of monthly Transfer Agency Service Fees